Exhibit 99.1

Internal Memorandum

Date: March 13, 2020

To:	Delta Colleagues Worldwide
From:	Ed Bastian, CEO
Subject:	THE CHALLENGE FACING US – COVID-19 IMPACT GROWING RAPIDLY

Earlier this week, I updated you on the steps we are taking to protect our people, our customers and our business amid the COVID-19 (coronavirus) outbreak. In just the few days since, the situation has worsened considerably, with large public events cancelled, businesses suspending travel, and popular destinations facing heightened government travel restrictions, including a 30-day ban to continental Europe announced Wednesday night.

Demand for travel is declining at an accelerated pace daily, driving an unprecedented revenue impact. Cancellations are rising dramatically with net bookings now negative for travel over the next four weeks. To put that in perspective, we’re currently seeing more cancellations than new bookings over the next month.

The speed of the demand fall-off is unlike anything we’ve seen – and we’ve seen a lot in our business. We are moving quickly to preserve cash and protect our company. And with revenues dropping, we must be focused on taking costs out of our business.

In order to do this, we are taking difficult but determined actions to protect the financial position of the company. These include:

•	An overall capacity reduction in the next few months of 40 percent – the largest capacity reduction in Delta’s history, including 2001.
•	Elimination of flying to continental Europe for the next 30 days, which could be extended. We will maintain service to London.
•	Parking up to 300 aircraft as our reduced capacity requires a substantially smaller fleet.
•	Deferring new aircraft deliveries to manage our reduced capacity and preserve cash.
•	Reducing capital expenditures by at least $2 billion for the year, including delaying aircraft mods, IT initiatives and other opportunities to preserve cash.
•	Immediately offering voluntary short-term, unpaid leaves as well as an immediate hiring freeze.
•	Substantially reducing the use of consultants and contractors.

We’ll be making more critical decisions on our response in days to come. The situation is fluid and likely to be getting worse. But what hasn’t changed is this: Delta remains better-positioned to weather a storm of this magnitude than ever before in our history. We’ve spent a decade building a strong, resilient airline powered by the best professionals in the business. We will get through this, and taking strong, decisive action now will ensure that we are properly positioned to recover our business when customers start to travel again.

In coming days and weeks, every one of us will have an opportunity to contribute to Delta’s durability. That ranges from considering a voluntary leave that works for you and your family, to identifying opportunities to save money in your division or department, to volunteering for the Peach Corps to help our customers and colleagues at the airport. I ask all of you to see what you can do to help us save cash.

In light of these developments, I’m foregoing 100 percent of my salary, effective immediately, for the next six months.

We are in discussions with the White House and Congress regarding the support they can provide to help us through this period. I’m optimistic we will receive their support. That said, the form and value is unpredictable, and we can’t put our company’s future at risk waiting on aid from our government.

Above all, nothing is more important than the care, safety and health of our customers and each other. That includes the many steps we are taking to keep our planes and facilities clean and disinfected, as well as our never-ending commitment to flight safety even among these distractions. We need to assure our customers it is safe to fly in all respects, now more than ever. We also understand the need for social distancing as a means to protect our customers and each other, and we encourage all of our people to be mindful of every opportunity to reduce the risk of transmission at work and in your daily lives. This is a severe crisis.

I know many of the newer members of the Delta family have never experienced this level of uncertainty in our business. Your veteran colleagues will tell you that we have been through turbulent times before, and what has always carried us through has been our commitment to our values, our culture and each other. I am confident that we will emerge from this crisis as a strong, trusted global brand that truly connects the world like no other. And we will be stronger for having gone through this experience.

I continue to be honored and humbled to lead this team. I will give you another update early next week. Thank you for all that you are doing, and will continue to do in the days ahead, to care for the Delta family and our customers.